Exhibit 8.1

June 29, 2015
Dorian LPG Ltd.
c/o Dorian LPG (USA) LLC
27 Signal Road
Stamford, Connecticut 06902

Re:            Dorian LPG Ltd.

Ladies and Gentlemen:

You have requested our opinion regarding certain Marshall Islands and United States federal income tax matters relating to Dorian LPG Ltd. (the "Company") and the holders of shares of the Company's common stock, par value $0.01 per share.
In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including (i) the registration statement on Form S-3 (the "Registration Statement"), as filed by the Company with the U.S. Securities and Exchange Commission (the "Commission"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of 32,813,888 shares of the Company's common stock to be offered by the selling shareholders (the "Selling Shareholders") identified in the Registration Statement, and (ii) the prospectus of the Company included in the Registration Statement (the "Prospectus").  We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
Based on the facts as set forth in the Registration Statement and the Company's annual report on Form 10-K for the fiscal year ended March 31, 2015 (the "Annual Report"), which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Annual Report in the sections entitled  "Item 1. Taxation—Marshall Islands Tax Considerations" and "Item 1. Taxation—United States Federal Income Tax Considerations" and in the risk factors entitled "United States tax authorities could treat us as a 'passive foreign investment company,' which could have adverse United States federal income tax consequences to United States holders" and "We may have to pay tax on United States source shipping income, which would reduce our earnings," we hereby confirm that the opinions with respect to Marshall Islands tax matters and United States federal income tax matters expressed in the discussions in such sections are the opinions of Seward & Kissel LLP and accurately state our view as to the tax matters discussed therein.

Dorian LPG Ltd.
 June 29, 2015

Our opinions and the tax discussion as set forth in the Prospectus are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Prospectus.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and discussion of advice provided by us in the Prospectus. In giving such consent, we do not hereby admit that we are "experts" within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.
Very truly yours,

/s/ Seward & Kissel LLP